Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Banc of California, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018 included in Banc of California, Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2018 and incorporated by reference in this Registration Statement on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California
January 21, 2020